Greektown Holdings, L.L.C. 8-K

Exhibit 99.1

Greektown Holdings, L.L.C. Announcement Regarding Tender Offer for Outstanding 13% Senior Secured Notes due 2015

DETROIT, March 11, 2014 — Greektown Holdings, L.L.C. (the “Company”) announced that it did not receive the required consents to amend the indenture governing outstanding 13% Senior Secured Notes due 2015 (the “Notes”) issued by the Company and Greektown Mothership Corporation (together with the Company, the “Issuers”) prior to the consent payment deadline of 5:00 p.m., New York City time, on March 10, 2014 (“Consent Payment Deadline”). The consents were solicited from holders of Notes in connection with the consent solicitation and tender offer commenced by the Issuers on February 25, 2014. On March 14, 2014, the Company will accept the Notes validly tendered and not validly withdrawn on or prior to the Consent Payment Deadline, subject to the satisfaction of the conditions described below.

The tender offer is scheduled to expire at 11:59 PM, New York City time, on March 24, 2014, unless extended (the “Expiration Date”). Holders who validly tender and do not validly withdraw their Notes after the Consent Payment Deadline but on or prior to the Expiration Date will receive, if such Notes are accepted for purchase pursuant to the tender offer, the tender offer consideration of $101,375.00 per $100,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date, but will not receive the consent payment that such holders would have received if they had tendered Notes prior to the Consent Payment Deadline.

Notes that are tendered after the Consent Payment Deadline may be withdrawn at any time prior to the Expiration Date but not thereafter, except to the extent that the Company is required by law to provide additional withdrawal rights. Subject to the terms and conditions described below, payment of the tender offer consideration will occur promptly following the initial date upon which tendered Notes are accepted for payment, which with respect to those Notes tendered prior to the Consent Payment Deadline is expected to occur on or about March 14, 2014, or, for Notes tendered after the Consent Payment Deadline and prior to the Expiration Date, promptly following the Expiration Date.

The consummation of the tender offer is conditioned upon, among other things, the Company having sufficient funds to pay the total consideration for validly tendered Notes from the proceeds of newly issued debt of the Issuers. Such financing is subject to the approval of the Michigan Gaming Control Board. If any of the conditions to the tender offer are not satisfied, the Company may terminate the tender offer and return tendered Notes. The Company has the right to waive any of the foregoing conditions with respect to the Notes and to consummate the tender offer. In addition, the Company has the right, in its sole discretion, to terminate the tender offer at any time, subject to applicable law.

On March 14, 2014, the expected payment date for the Notes tendered prior to the Consent Payment Deadline, the Issuers intend to issue a notice of redemption to holders of Notes then outstanding and to redeem all such Notes in accordance with the indenture governing such Notes (the “Indenture”). The Issuers will simultaneously deposit funds with Wilmington Trust, National Association, successor by merger to Wilmington Trust FSB, as trustee under the Indenture (the “Trustee”), sufficient to redeem all such Notes. Immediately after such funds are deposited with the Trustee, the Indenture will be discharged and the collateral securing such Notes may be released pursuant to the terms of the Indenture.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated February 25, 2014 (the “Offer to Purchase”) that has been sent to holders of the Notes. The tender offer is being made only through, and subject to the terms and conditions set forth in, the Offer to Purchase and related materials.

Jefferies LLC will continue to act as Dealer Manager and Solicitation Agent for the tender offer for the Notes. Questions regarding the tender offer may be directed to Jefferies LLC at (888) 708-5831 (toll-free) or (203) 363-8273 (collect).

Ipreo LLC will continue to act as the Information Agent and Depositary for the tender offer. Requests for the Offer to Purchase may be directed to Ipreo LLC at (212) 849-3880 (for brokers and banks) or (888) 593-9546 (for all others).

Neither the Issuers nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Offer to Purchase and related materials before any decision is made with respect to the tender offer.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about the Notes and the offering. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, and there can be no assurance that the expected benefits of the Company’s new projects will be realized. Many of these risks, uncertainties and contingencies are beyond the Company’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Any forward-looking statements in this release speak only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

About Greektown Holdings, L.L.C.

Greektown Holdings, L.L.C. owns and operates, through its subsidiaries, Greektown Casino-Hotel. Located in downtown Detroit's historic Greektown Entertainment District, Greektown Casino-Hotel opened in November 2000 as the state’s third commercial casino. Greektown Casino-Hotel expanded its gaming floor and developed a modern 400-room, 30-story hotel in February 2009. The urban casino employs 1,800 team members and features 2,850 slot machines, 50 table games, and a poker room, along with three restaurants, a five-outlet food court, two bars and a VIP players’ lounge. Greektown Casino-Hotel has also partnered with 14 local restaurants to offer fine dining rewards to guests.

Media Contact:

Rock Gaming LLC

Jennifer Kulczycki

313-373-3033

jenniferkulczycki@rock-gaming.com

Investor Contact:

Greektown Holdings, L.L.C.

Glen Tomaszewski

Senior Vice President, Chief Financial Officer and Treasurer

313-223-2999, ext. 5467

gtomaszewski@greektowncasino.com